As filed with the Securities and Exchange Commission on January 24, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

LM FUNDING AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-3844457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 West Platt Street, Suite 1000 Tampa, Florida	33606
(Address of principal executive offices)	(Zip Code)

LM Funding America, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Copy to:
Bruce Rodgers President and Chief Executive Officer 1200 West Platt Street, Suite 1000 Tampa, Florida 33606 (813) 222-8996 (Name, address and telephone number, including area code, of agent for service)	Curt Creely, Esq. Foley & Lardner LLP 100 North Tampa Street Suite 2700 Tampa, Florida 33602 (813) 229-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	5,000,000 shares	$4.08	$20,400,000	$1,891.08

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on January 18, 2022.

EXPLANATORY NOTE

On October 27, 2021, the Board of Directors of LM Funding America, Inc. approved the adoption of the LM Funding America, Inc. 2021 Omnibus Incentive Plan (the “Plan”), subject to stockholder approval at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). On December 23, 2021, the Plan was approved by our stockholders at the 2021 Annual Meeting. The Plan became effective on October 27, 2021. The maximum number of shares of common stock, $0.001 par value per share (the “Common Stock”) that may be delivered to participants and their beneficiaries under the Plan is five million (5,000,000). The Plan contains an “evergreen” provision, which allows for an automatic annual increase in the number of shares of Common Stock available under the Plan on January 1 of each year commencing on January 1, 2023 and continuing through December 31, 2031, in an amount equal to the least of (i) 1,000,000 shares of Common Stock; (ii) 10% of the outstanding shares of all classes of Common Stock as of the last day of the immediately preceding fiscal year; or (iii) such other number of shares of Common Stock as the board of directors may desire.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by LM Funding America, Inc. (the “Company”) are hereby incorporated herein by reference:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended by the amendment to our Annual Report on Form 10-K/A, filed on April 30, 2021;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on November 15, 2021;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 16, 2021;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 14, 2021;

(e)

The Company’s Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 29, 2021; February 11, 2021; May 6, 2021, September 15, 2021; October 6, 2021; October 8, 2021; October 20, 2021; November 1, 2021; November 10, 2021; December 7, 2021; December 13, 2021; December 14, 2021; and December 28, 2021; and

(f)

The description of the Company’s common stock contained in Exhibit 4.8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 14, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in a similar capacity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and by-laws provide indemnification for our directors, officers and employees to the fullest extent authorized by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director, officer or employee of the Company, or, while a director, officer or employee of the Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee to the broadest extent permitted by the DGCL. Our certificate of incorporation and by-laws provide for advancement of expenses to an Indemnitee, provided that, to the extent that the DGCL requires, an advance of expenses incurred by an Indemnitee may only be made by delivery to the Company by the Indemnitee of an undertaking to repay all amounts so advanced if it is finally determined that such Indemnitee was not entitled to be indemnified by the Company. Our certificate of incorporation and by-laws also permit us to enter into agreements with any person that provide for indemnification greater or different than the indemnification provided in our certificate of incorporation or by-laws.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by the DGCL against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of certain expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law or the indemnification agreement.

We may choose to obtain a general liability insurance policy to protect any director, officer, employee and agent of the Company, any director, officer, employee and agent of a subsidiary of the Company, and any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against liability asserted against such person or incurred by such person in any such capacity or arising out of the person’s status as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of LM Funding America, Inc., as amended.
4.2	By-Laws of LM Funding America, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on June 25, 2015 (Registration No. 333-205232)).
4.3	LM Funding America, Inc. 2021 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on November 1, 2021)
5.1	Opinion of Foley & Lardner LLP.
23.1	Consent of MaloneBailey, LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, as of January 24, 2022.

LM Funding America, Inc.

By:	/s/ Bruce Rodgers
Bruce Rodgers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of January 24, 2022. Each person whose signature appears below constitutes and appoints Bruce Rodgers and Richard Russell, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Bruce Rodgers	President and Chief Executive Officer (Principal Executive Officer)
Bruce Rodgers	and Chairman of the Board

/s/ Richard Russell	Chief Financial Officer
Richard Russell	(Principal Financial and Accounting Officer)

/s/ Andrew Graham	Director
Andrew Graham

/s/ Carollinn GouldCarollinn Gould	Director

/s/ Fred Mills	Director
Fred Mills

/s/ Douglas I. McCree	Director
Douglas I. McCree

/s/ Joel E. Rogers	Director
Joel E. Rogers

/s/ Frank Silcox	Director
Frank Silcox